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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

ALPHARMA INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ALPHARMA INC.
One Executive Drive
Fort Lee, New Jersey 07024

Notice of Annual Meeting of Stockholders
To Be Held on June 23, 2005

To the Stockholders of ALPHARMA INC.:
      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Alpharma Inc., a Delaware corporation (the “Company”), will be held at the Company’s offices at One Executive Drive, Fort Lee, New Jersey on Thursday, June 23, 2005, at 8:00 a.m., local time, to consider and act upon the following matters:

1.	Election of ten directors to the Company’s Board of Directors, each to hold office until the 2006 Annual Meeting of Stockholders and until their successors shall be elected and shall qualify; and

2.	Transaction of such other business as may properly come before the meeting or any adjournments or postponements thereof.
      The Board of Directors has fixed the close of business on April 25, 2005 as the record date for determining the Stockholders entitled to notice of, and to vote at, the meeting or any adjournment thereof.
      Your representation at this meeting is important. Whether or not you expect to attend the Annual Meeting in person, please complete, date, sign and return the enclosed proxy. An envelope is enclosed for your convenience which, if mailed in the United States, requires no additional postage. If you attend the Annual Meeting, you may then withdraw your proxy and vote in person.
      A copy of the Company’s Annual Report to Stockholders for the year ended December 31, 2004 and a Proxy Statement accompany this notice.

By order of the Board of Directors,

Robert F. Wrobel
Secretary
May 20, 2005

ALPHARMA INC.
One Executive Drive
Fort Lee, New Jersey 07024
MAILING DATE
May 20, 2005

Proxy Statement for Annual Meeting of Stockholders
To Be Held on June 23, 2005

       This proxy statement (the “Proxy Statement”) is furnished in connection with the solicitation of proxies by the Board of Directors of Alpharma Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, June 23, 2005 at the Company’s offices at One Executive Drive, Fort Lee, New Jersey at 8:00 a.m., local time, and at any adjournment or postponement thereof. The cost of solicitation of the Company’s stockholders (the “Stockholders”) will be paid by the Company. Such cost will include the reimbursement of banks, brokerage firms, nominees, fiduciaries and other custodians for expenses of forwarding solicitation materials to beneficial owners of shares. In addition to the solicitation of proxies by use of mail, the directors, officers and employees of the Company may solicit proxies personally or by telephone, e-mail or facsimile transmission. Such directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith.
      It is anticipated that this Proxy Statement and form of proxy will first be sent to the Company’s Stockholders on or about May 20, 2005.
THE ANNUAL MEETING
Purpose of Meeting
      At the Annual Meeting, the Company’s Stockholders will consider and act upon the following matters:

1.	Election of ten directors to the Company’s Board of Directors, each to hold office until the 2006 Annual Meeting of Stockholders and until their successors shall be elected and shall qualify; and

2.	Transaction of such other business as may properly come before the meeting or any adjournments or postponements thereof.
Record Date
      The close of business on April 25, 2005 (the “Record Date”) has been fixed as the record date for determining holders of outstanding shares of the Company’s Class A Common Stock, par value $.20 per share (the “Class A Stock”), and Class B Common Stock, par value $.20 per share (the “Class B Stock”), entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, 41,176,353 shares of Class A Stock and 11,872,897 shares of Class B Stock were outstanding and entitled to vote.

Quorum
      For each matter to be voted upon at the Annual Meeting, the presence in person or by proxy of holders of stock entitled to be voted with respect to such matter, representing a majority of the aggregate voting power of all shares of stock entitled to be voted with respect to such matter, is necessary to constitute a quorum with respect to such matter and to transact business with respect to such matter at the Annual Meeting. For purposes of determining whether a quorum exists with respect to the election of directors, shares as to which authority to vote in the election of directors has been withheld and broker non-votes (where a broker submits a proxy but does not have authority to vote a customer’s shares on one or more matters) with respect thereto will be considered present at the Annual Meeting. For the purpose of determining whether a quorum exists with respect to any other matter which may properly come before the Annual Meeting, shares abstaining on such matter and all broker non-votes with respect to such matter will be considered present at the Annual Meeting.
Required Vote
      Votes Entitled to be Cast by Each Class of Stock. Except for the election of directors (described below) and certain matters that require a class vote, the holders of the Class A Stock and the holders of the Class B Stock vote together, with each share of Class A Stock entitling the holder thereof to one vote and each share of Class B Stock entitling the holder thereof to four votes.
      Election of Directors. Ten directors will be elected at the Annual Meeting. As permitted under the Company’s by-laws, as amended, the number of directors was increased from nine to ten pursuant to the action of the Board of Directors taken on April 25, 2005. Under the Company’s Certificate of Incorporation, as amended, the holders of the Class A Stock are entitled, voting as a separate class, to elect at least 33 1/3% of the Company’s Board of Directors (rounded to the nearest whole number, but in no event less than two members of the Company’s Board of Directors), and the holders of the Class B Stock are entitled, voting separately as a class, to elect the remaining directors. Therefore, the holders of the Class A Stock will elect four directors (directors to be elected by the holders of Class A Stock being referred to as the “Class A Directors”) and the holders of the Class B Stock will elect six directors (directors elected by the holders of Class B Stock being referred to as the “Class B Directors”). The affirmative vote of a plurality of the votes cast at the Annual Meeting by the holders of the Class A Stock, voting as a single class, is necessary to elect the four Class A Directors, and the affirmative vote of a plurality of the votes cast at the Annual Meeting by the holders of the Class B Stock, voting as a single class, is necessary to elect the six Class B Directors. (A plurality of the votes cast means the greatest number of votes cast for a director.)
Proxies
      The enclosed proxy provides space for holders of Class A Stock to vote for, or withhold authority to vote for, all or any one of the Company’s four nominees for Class A Directors and to vote for, against, or abstain from voting on all other proposals set forth in this Proxy Statement.
      Shares of Class A Stock represented by properly executed proxies received at or prior to the Annual Meeting, which have not been revoked, will be voted in accordance with the instructions indicated therein. If no instructions are indicated, such proxies will be voted FOR (i) the election as directors of the four nominees for Class A Directors nominated by the Company’s Board of Directors (see “Election of Directors; Nominees for Directors; Nominees for Class A Directors” below), and (ii) in the discretion of the proxy holder, as to any other matter which may properly come before the Annual Meeting. With respect to the election of directors, neither shares as to which authority to vote has been withheld (to the extent withheld) nor broker non-votes will be considered affirmative votes. With respect to any other matter which may properly come before the meeting, abstentions and broker non-votes will be considered present and entitled to vote but will not have been cast and therefore will not be counted in determining whether any matter received the requisite votes.
      YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN YOUR PROXY (OR COMPLETE YOUR VOTING TELEPHONICALLY OR BY EMAIL) IN ORDER TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE ANNUAL MEETING. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU ATTEND THE ANNUAL MEETING.
      A holder of Class A Stock who has given a proxy may revoke such proxy at any time prior to its exercise at the Annual Meeting by (i) giving written notice of revocation to the Secretary of the Company, (ii) properly submitting to the Company a duly executed proxy bearing a later date, or (iii) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not automatically revoke a proxy. All written notices of revocation and other communications with respect to revocation of proxies should be sent to the attention of the Secretary of the Company at the Company’s United States executive offices, located at One Executive Drive, Fort Lee, New Jersey 07024.
      If a quorum is not obtained, the Annual Meeting may be adjourned for the purpose of obtaining additional proxies or for any other purpose, and, at any subsequent reconvening of the Annual Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies which have been effectively revoked or withdrawn), notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.
Electronic and Telephonic Voting
      You may vote your proxies by touch-tone telephone from the U.S., using the toll-free telephone number on the proxy card, or via the Internet using the procedures and instructions described on the proxy card. Stockholders who own their common stock through a broker, also known as “street name” holders, may vote by telephone or via the Internet if their bank or broker makes those methods available, in which case the bank or broker will enclose instructions with the Proxy Statement. The telephone and Internet voting procedures, including the use of control numbers found on the proxy card, are designed to authenticate Stockholder identities, to allow Stockholders to vote their shares of common stock, and to confirm that their instructions have been properly recorded. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be paid by the Stockholder.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Ownership of Common Stock
      The following table sets forth, as of March 31, 2005 (unless otherwise noted), certain information regarding the beneficial ownership of the Class A Stock and the Class B Stock of (a) each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding shares of either of such classes, (b) each director and each nominee for director of the Company, (c) the Chief Executive Officer and the four other most highly compensated executive officers, and (d) all directors and executive officers of the Company as a group. Unless otherwise indicated, (i) each beneficial owner possesses sole voting and dispositive power with respect to the shares listed for such beneficial owner in this table, and (ii) the address of such beneficial owner is the Company’s offices at One Executive Drive, Fort Lee, New Jersey 07024.

		Amount and		Percent of
		Nature of	Percent of	Common Stock
		Beneficial	Class	(both Classes)
Title of Class of Stock	Name of Beneficial Owner	Ownership	Outstanding	Outstanding

Class B Common Stock	A. L. Industrier ASA(1)(2)	11,872,897	100.00%	22.45%
Class A Common Stock	A. L. Industrier ASA(1)(2)	0	—	—
Class B Common Stock	Einar W. Sissener(3)	11,872,897	100.00	22.45
Class A Common Stock	Einar W. Sissener(3)(4)(5)	401,167	*	*
Class A Common Stock	Barclays Global Investors NA(6)	6,049,518	14.75	11.44
Class A Common Stock	Dimensional Fund Advisors Inc.(7)	3,181,903	7.76	6.02
Class A Common Stock	LSV Asset Management(8)	2,750,210	6.70	5.20
Class A Common Stock	Ingrid Wiik(4)(9)	404,489	*	*
Class A Common Stock	Matthew T. Farrell(4)	158,538	*	*
Class A Common Stock	Robert F. Wrobel(4)	128,941	*	*
Class A Common Stock	Carol A. Wrenn(4)	87,795	*	*
Class A Common Stock	Glen E. Hess(4)(10)	42,342	*	*
Class A Common Stock	Peter G. Tombros(4)	38,318	*	*
Class A Common Stock	Ronald N. Warner(4)	35,335	*	*
Class A Common Stock	William I. Jacobs(4)	18,500	*	*
Class A Common Stock	Jill Kanin-Lovers(4)	11,800	*	*
Class A Common Stock	Robert Thong(4)	11,800	*	*
Class A Common Stock	Farah M. Walters(4)	11,800	*	*
Class A Common Stock	Finn Berg Jacobsen	0	—	—
Class A Common Stock	Ramon M. Perez	0	—	—
Class A Common Stock	All directors and executive officers as a group (17 persons)(4)	1,560,406	3.80	2.95
Class B Common Stock	All directors and executive officers as a group (17 persons)(3)	11,872,897	100.00	22.45

  *  Indicates ownership of less than 1%.

(1)	The source of this information is Amendment No. 11 to Schedule 13D, dated June 12, 2003, filed with the Securities and Exchange Commission (the “Commission”) by A. L. Industrier ASA (formerly known as Apothekernes Laboratorium AS), a corporation organized and existing under the laws of the

Kingdom of Norway (“A. L. Industrier”). The shares reflected in the table are held of record by A/S Wangs Fabrik, a wholly owned subsidiary of A. L. Industrier, although A. L. Industrier retains full beneficial ownership and sole power to direct voting and disposition of these shares. The address of A. L. Industrier is Harbitzalleen 3, 0275 Oslo, Norway.

(2)	Shares of Class B Stock are convertible into an equal number of shares of Class A Stock. If all shares of Class B Stock beneficially owned by A. L. Industrier were converted as of March 31, 2005, A. L. Industrier would own approximately 22.45% of the then outstanding shares of Class A Stock (assuming conversion of the Class B Stock and the issuance of no shares of Common Stock pursuant to any outstanding options or convertible securities of the Company).

(3)	Mr. Sissener is Chairman of the Board of A. L. Industrier and together with A/ S Swekk (Mr. Sissener’s family-controlled private holding company) (“Swekk”), EWS Stiftelsen (a trust established for the benefit of members of the family of Mr. Sissener) (“EWS Stiftelsen”), and certain of his relatives, he beneficially owns approximately 52% of A. L. Industrier’s outstanding ordinary shares entitled to vote and, accordingly, may be deemed a controlling person of A. L. Industrier. As a controlling person of A. L. Industrier, the 11,872,897 shares of the Class B Stock of the Company held by A. L. Industrier are also considered to be beneficially owned by Mr. Sissener.

(4)	The shares reflected in the table include shares that the executive officer or director has the right to acquire upon the exercise of stock options granted under the 1997 Incentive Stock Option and Appreciation Right Plan, the Non-Employee Director Option Plan or the 2003 Omnibus Incentive Compensation Plan, which are exercisable as of March 31, 2005 or within 60 days thereafter, as follows: Ms. Wiik — 277,625 shares, Mr. Wrobel — 123,584 shares, Mr. Farrell — 121,375 shares, Ms. Wrenn — 62,334 shares, each of Messrs. Hess and Tombros — 37,500 shares, Mr. Sissener — 27,500 shares, Dr. Warner — 24,500 shares, Mr. Jacobs — 17,500 shares, and each of Ms. Kanin-Lovers, Mr. Thong and Ms. Walters — 11,800 shares. All directors and executive officers as a group — 945,485 shares. The shares in the table also include shares of unvested restricted stock granted under the 2003 Omnibus Incentive Compensation Plan, over which the executive officer or director has voting control as of March 31, 2005 or within 60 days thereafter, as follows: Ms. Wiik — 95,000 shares, Ms. Wrenn — 25,143 shares, Mr. Farrell — 20,210 shares and Dr. Warner — 9,000 shares. All directors and executive officers as a group — 167,053 shares. (The shares reflected in the table do not include restricted stock units held by the members of the Company’s Board of Directors, which convey no voting control prior to vesting.)

(5)	Includes 129,861 shares held by Mr. Sissener, 22,847 shares held by the estate of Mr. Sissener’s wife, 186,689 shares held by Swekk, and 34,270 shares held by EWS Stiftelsen.

(6)	The source of this information is Schedule 13G dated February 14, 2005, filed with the Commission by Barclay’s Global Investors, NA. (“Barclay’s”). Such Schedule 13G reports that Barclay’s holds sole voting power as to 4,433,932 shares and sole dispositive power as to 4,820,329 shares. The Schedule 13G further reports that an affiliate of Barclay’s, Barclays Global Fund Advisors, holds sole voting power as to 1,227,442 shares and sole dispositive power as to 1,229,189 shares. The address of Barclay’s and Barclays Global Fund Advisors is 45 Fremont Street, San Francisco, California 94105.

(7)	The source of this information is Schedule 13G dated February 9, 2005, filed with the Commission by Dimensional Fund Advisors Inc. (“Dimensional”). Such Schedule 13G reports that Dimensional, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (the “Funds”). In its role as investment adviser or manager, Dimensional possesses voting and/or investment power over the Company shares that are owned by the Funds, and may be deemed to be the beneficial owner of these shares. No one Fund owns more than 5% of the outstanding Class A Stock of the Company. Dimensional disclaims beneficial ownership of the shares owned by the Funds. The address of Dimensional is 1299 Ocean Ave., 11th Floor, Santa Monica, California 90401.

(8)	The source of this information is Schedule 13G dated February 10, 2005, filed with the Commission by LSV Asset Management (“LSV”). Such Schedule 13G reports that LSV holds sole voting power as to 1,890,610 shares and sole dispositive power as to 2,685,310 shares. The address of LSV is 1 North Wacker Drive, Suite 4000, Chicago, Illinois 60606.

(9)	Ms. Wiik also owns 580 shares of A. L. Industrier.

(10)	Includes 3,750 shares held by a private foundation of which Mr. Hess is President; however he has no economic interest in these shares.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership of the Company’s stock on Forms 3, 4 and 5 with the Securities and Exchange Commission (the “Commission”) and the New York Stock Exchange. Executive officers, directors and greater than 10% beneficial stockholders are required by Commission regulation to furnish the Company with copies of all Forms 3, 4 and 5 that they file. The Company is not aware of any late or missed filings (or other noncompliance), during the 2004 fiscal year, by any of its executive officers, directors and greater than 10% beneficial stockholders with the Section 16(a) filing requirements.

ELECTION OF DIRECTORS
Election of Directors
      The current terms of all of the Company’s directors expire at the Annual Meeting.
      The Company’s Board of Directors intends to cause the nomination of the nominees listed below under “Nominees for Directors; Nominees for Class A Directors” and all proxies received from holders of the Class A Stock will be voted FOR the election of such nominees as Class A Directors, except to the extent that persons giving such proxies withhold authority to vote for such nominees.
      A. L. Industrier, which beneficially owns 100% of the outstanding shares of Class B Stock, has advised the Company that it intends to vote its shares in favor of the nominees listed below under “Nominees for Directors; Nominees for Class B Directors,” which would assure their election as Class B Directors.
      Each director is to be elected to hold office until the next Annual Meeting of Stockholders and until his or her successor is elected and qualified.
Nominees for Directors
      The Company believes that each of the nominees for director will be able to serve. If any of the nominees for Class A Directors would be unable to serve, the enclosed proxy confers authority to vote in favor of such other person or persons as the Company’s Class A Directors at the time recommend to serve in place of the person or persons unable to serve. Similarly, if any of the nominees for Class B Directors would be unable to serve, the proxy provided to Class B Stockholders confers authority to vote in favor of such other person or persons as the Company’s Class B Directors at the time recommend to serve in place of the person or persons unable to serve.
      Nominees for Class A Directors. The name, age, principal business experience during the last five years, and certain other information regarding each of the persons proposed to be nominated for election as a Class A Director, are listed below.

Name	Age	Principal Business Experience

Finn Berg Jacobsen	64	Director of the Company since April 2005. Senior Advisor since 2005 with Bahr Law, the Norwegian law firm. Engaged by Telenor, a Norwegian telecom company that is traded on the Oslo and NASDAQ Stock Exchanges, to build an internal audit function to be compliant with the Sarbanes-Oxley Act of 2002. Served as Group Executive Vice President and Chief of Corporate Staff of Aker-Kvaerner ASA, the Norwegian oil services company, from February 2002 to March 2005, and as Acting Chief Financial Officer (from December 2003 to November 2004) and Chief Financial Officer (from September 2001 to January 2002) for such Company. From 1967 to 2000, served in a variety of positions, including Country Managing Partner in Norway (from 1977 to 1999), for Arthur Andersen & Co. Chairman and subsequently member of the Accounting Advisory Council with the Oslo Stock Exchange, from 1977 to 2000. Chairman and one of the founders of the Norwegian Financial Accounting Standards Board, from 1990 to 2000. Chairman of the Control Committee of the Oslo Stock Exchange, from 2000 to 2004.

Name	Age	Principal Business Experience

William I. Jacobs	63	Director of the Company since May 2002. From 2000 to 2002, Managing Director and Chief Financial Officer of NewPower Holdings, Inc., a retail energy company that filed a Chapter 11 bankruptcy petition in June 2002 and is currently liquidating. Senior Executive Vice President of MasterCard International, the credit card company, from 1995 to 2000. Director of Investment Technology Group, an electronic trading resources company, Global Payments, a payment processing services company, and Asset Acceptance Capital Corp., a company that purchases and collects on consumer debt from credit issuers. Chairman of the Company’s Audit and Corporate Governance Committee and Member of the Company’s Compensation Committee.

Peter G. Tombros	62	Director of the Company since August 1994. Chief Executive Officer of VivoQuest, Inc., a private biopharmaceutical company, since 2001. Former Director, President and Chief Executive Officer of Enzon, Inc., a developer and marketer of bio-pharmaceutical products, from April 1994 to June 2001. Served in a variety of senior management positions at Pfizer, Inc., the pharmaceutical company, for 25 years, including Vice President of Marketing, Senior Vice President and General Manager of the Roerig Pharmaceuticals Division, Executive Vice President of Pfizer Pharmaceuticals Division, Director, Pfizer Pharmaceuticals Division, Vice President-Corporate Strategic Planning, and Vice President-Corporate Officer of Pfizer, Inc. Director of NPS Pharmaceuticals, Inc., a biotechnology company, Icoria, Inc., also a biotechnology company, and Cambrex Corp., a supplier of human health and bioscience products to the life sciences industry. Member of the Company’s Audit and Corporate Governance Committee, Executive and Finance Committee and Compensation Committee.

Farah M. Walters	60	Director of the Company since February 2003. Former President and Chief Executive Officer of University Hospitals Health System, Inc. and University Hospitals of Cleveland, from 1992 to 2002. Served as Executive Director, Senior Executive Vice President and Member of three person “Office of the President” of University Hospitals Health System, Inc. and University Hospitals of Cleveland from 1986 to 2002. Director of Kerr-McGee Corporation, an oil and gas exploration and production and chemical company, and PolyOne Corporation, a specialty plastics and chemical company. Member of the Company’s Audit and Corporate Governance Committee and Compensation Committee.

      Nominees for Class B Directors. The name, age, principal business experience during the last five years, and certain other information regarding each of the persons proposed to be nominated for election as a Class B Director are listed below.

Name	Age	Principal Business Experience

Glen E. Hess	63	Director of the Company since October 1983. Partner in the law firm of Kirkland & Ellis LLP since 1973. Member of the Company’s Executive and Finance Committee.

Jill Kanin-Lovers	53	Director of the Company since February 2003. From 1998 to 2004, Senior Vice President, Human Resources of Avon Products, Inc., the cosmetics and gifts company, and member of Avon Products, Inc.’s Chairman’s Council, Avon’s internal executive committee, and a member of the Board of Directors for the Avon Foundation. Vice-President, Human Resources, Global Operations from 1997 to 1998 and Vice President, Human Resources, U.S. from 1995 to 1997 at IBM Corp., the computer company. Senior Vice President, Worldwide Compensation and Benefits at American Express, the credit card company, from 1991 to 1995. From 1974 to 1991, held a series of senior positions, including managing the Seattle office and serving as the functional head for all global consulting and support activities, for the total compensation practice of Towers Perrin, a global management consulting firm. Director of Heidrick & Struggles International, Inc., a global executive search and leadership company. Chairman of the Company’s Compensation Committee.

Ramon M. Perez	52	Director of the Company since May 2004. Managing Director of Vela Management Group, Ltd., a consulting practice focused in the healthcare industry. Formerly served in executive and senior management positions at Cardinal Health Inc., a global provider of products and services to healthcare providers and manufacturers, including President, Specialty Pharmaceutical Products & Services from 2000 to 2003, Executive Vice President, Supply Chain Services from 1996 to 1999, and Senior Vice President, Purchasing from 1994 to 1995. Formerly served in senior management positions at Baxter International, Inc., a global developer, manufacturer and distributor of products and services for healthcare and related fields, including Vice President, Reengineering Team from 1993 to 1994, Vice President, Corporate Alliances from 1991 to 1993, Vice President, Purchasing, Hospital Supply Division from 1990 to 1991, Vice President, Marketing, Hospital Supply Division from 1987 to 1990, and various other positions in its Dietary Products Division from 1978 to 1987, including Director of Marketing. Member of the Company’s Executive and Finance Committee.

Name	Age	Principal Business Experience

Einar W. Sissener	76	Chairman of the Board since 1975. Consultant to the Company since July 1999. Chief Executive Officer of the Company from June 1994 to June 1999. Member of the Office of the Chief Executive of the Company from July 1991 to June 1994. Chairman of the Office of the Chief Executive from June 1999 to December 1999. President, Alpharma AS, from October 1994 to March 2000. President, Apothekernes Laboratorium AS (now A. L. Industrier ASA), from 1972 to 1994. Chairman of A. L. Industrier ASA since November 1994. Chairman of the Company’s Executive and Finance Committee.

Robert Thong	44	Director of the Company since February 2003. Managing Director of Datamonitor Healthcare, a division of Datamonitor plc, a global strategic market analysis company, since June 2004. Co-Founder, Director and Officer of NovaSecta, a management advisory and executive coaching group, since 2002. Since 1999, Managing Director of Phizz Rx Limited, a provider of executive advice and consulting to the life sciences, medical technology and fine chemicals sectors in the U.K. and the U.S. Vice President of Renaissance Worldwide Strategy Limited, a global consulting company, and its subsidiary COBA Consulting Limited and leader of the European Biosciences Consulting Team, from 1997 to 1999. Vice President of Gemini Consulting (now Cap Gemini Ernst & Young), providers of information technology consulting services, from 1990 to 1997. Member of the Company’s Executive and Finance Committee.

Ingrid Wiik	60	Vice Chairman of the Board since May 2004 and President, Chief Executive Officer and Director of the Company since January 2000. President of Alpharma’s International Pharmaceuticals Division from 1994 to January 2000. President, Pharmaceutical Division of Apothekernes Laboratorium A.S. (now A. L. Industrier ASA) from 1986 to 1994. Director of A. L. Industrier ASA since June 2004.

BOARD OF DIRECTORS AND COMMITTEES
Board Meetings, Annual Meeting and Attendance of Directors
      The Company’s Board of Directors (the “Board”) held eleven meetings in 2004. Each person who served as a director in 2004 attended at least 75% of the aggregate of (i) the total number of meetings of the Company’s Board of Directors held while such person was a member, and (ii) the total number of meetings held by all committees of the Company’s Board of Directors on which such person served while such person was a member of such committee, with the exception of Mr. Einar Kloster, who retired from the Board in May 2004. The Company does not have a policy requiring directors to attend its annual meeting of stockholders, however, the Company encourages such attendance and, in fact, all of the current directors attended the 2004 Annual Meeting of Stockholders held on May 25, 2004, with the exception of Mr. Finn Berg Jacobsen, who was not a director at that time.
Board and Committee Independence
      The Company complies with the corporate governance rules set forth in the New York Stock Exchange (“NYSE”) listing standards, as approved by the Securities and Exchange Commission. Under these corporate governance rules, the Company is a “controlled company,” whose voting power is more than 50% held by A. L. Industrier ASA. As a “controlled company”, the Company is entitled to exemptions from the following three corporate governance requirements: (1) requirement to have a majority of independent directors, (2) requirement to have a nominating/corporate governance committee composed entirely of independent directors, and (3) requirement to have a compensation committee composed entirely of independent directors. Notwithstanding its exempt status, the Company has a majority of independent directors on its Board, and has a fully independent Compensation Committee. Consistent with the NYSE requirements, the Company also has an audit committee (its Audit and Corporate Governance Committee) composed entirely of independent directors, and this committee performs the corporate governance functions required of a nominating/corporate governance committee.
      In determining Board independence in compliance with the NYSE rules, the Board considers whether directors or director nominees have a material relationship with the Company. When assessing materiality, the Board weighs all relevant facts and circumstances, using the following categorical standards to determine director independence: (1) whether the director or nominee, or his or her immediate family member, is currently (or has in the past (defining “past” as one year for 2004 purposes and as three years thereafter) been): (a) an employee or executive officer of the Company; (b) receiving more than $100,000 per year in direct compensation from the Company (other than director and committee fees and pension or other forms of deferred compensation for prior service — unless such compensation is contingent in any way on continued service); (c) affiliated with or employed in a professional capacity by a present or former internal or external auditor of the Company; (d) employed as an executive officer of another company where any of the Company’s present executive officers serves as a member of such other company’s compensation committee; or (e) an executive officer or an employee of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues; and (2) whether certain other factors or circumstances external to the Company exist that would materially interfere with the director or nominee making decisions without regard to such factors or circumstances. Applying these standards, the Board determined in May 2004 that the following directors, constituting a majority of the Board, qualify as “independent” members of the Board: Messrs. Glen E. Hess and William I. Jacobs, Ms. Jill Kanin-Lovers,

Messrs. Ramon M. Perez, Robert Thong and Peter G. Tombros, and Ms. Farah M. Walters. (Mr. Finn Berg Jacobsen was not yet a director at the time of such independence determination).
      In determining Audit and Corporate Governance Committee independence, the Board first considers whether directors or director nominees qualify as “independent” to serve on the Board (as set forth above), and, if answered affirmatively, whether they satisfy two additional independence requirements: (1) whether the director or nominee currently receives (or in the past has received), directly or indirectly, compensation of any kind (including salary, legal fees, consulting fees and auditing fees) from the Company, other than director’s compensation for prior service that is not contingent in any way on continued service, and (2) whether the director or nominee is an “affiliated person” of the company, in that he or she is either (a) an executive officer or (b) a stockholder holding 10% or more of any class of Company securities. Applying these standards, the Board determined in May 2004 that the following directors, constituting the entire Audit and Corporate Governance Committee, qualify as “independent” to serve on the Board’s Audit and Corporate Governance Committee: Messrs. William I. Jacobs (Chairman) and Peter G. Tombros, and Ms. Farah M. Walters.
      In determining Compensation Committee independence, the Board first considers whether directors or director nominees qualify as “independent” to serve on the Board (as set forth above), and, if answered affirmatively, whether they satisfy two additional independence requirements (these are not NYSE requirements, rather Company requirements): (1) whether the director or nominee is a “Non-Employee Director” under Rule 16b-3 of the Securities Exchange Act of 1934, which means a director or nominee who: (a) is not currently an officer or employee of the Company or its subsidiaries; (b) does not receive more than $60,000 in compensation annually from the Company or its subsidiaries for services rendered as a consultant; (c) does not possess a direct or indirect material interest in any transaction with the Company or its subsidiaries where the amount involved exceeds $60,000; and (d) is not engaged in a business relationship with the Company or its subsidiaries where the amount involved exceeds greater than 5% of the consolidated gross revenue of either company; and (2) whether the director or nominee is an “Outside Director” under Internal Revenue Service Code Section 162(m), in that he or she: (a) is not currently an officer or employee of the Company or its subsidiaries; (b) is not a former employee of the Company or its subsidiaries who is currently receiving remuneration from the Company or its subsidiaries for prior services; (c) has not been an officer of the Company or its subsidiaries; and (d) is not currently receiving, directly or indirectly, compensation of any kind from the Company other than director’s compensation. Applying these standards, the Board determined in May 2004 that the following directors, constituting the entire Compensation Committee, qualify as “independent” to serve on the Board’s Compensation Committee: Ms. Jill Kanin-Lovers (Chairman), Messrs. William I. Jacobs and Peter G. Tombros, and Ms. Farah M. Walters.
Committees of the Board
      Pursuant to its by-laws, as amended, the Company has established standing Audit and Corporate Governance, Executive and Finance and Compensation Committees (the Compensation Committee assumed the duties of the Company’s former Stock Option Committee in May 2003). The charters for each of these committees are available on the Company’s website at www.Alpharma.com by clicking first on the “About Alpharma” tab and then on the “Our Business Guidelines” tab, and in print, without charge, to any Stockholder requesting a copy in writing to “Investor Relations” at the Company’s offices in Fort Lee, New Jersey.
      The Audit and Corporate Governance Committee provides assistance to the Company’s Board of Directors in fulfilling the Board’s oversight responsibility to the stockholders, potential stockholders, the investment community, and others relating to the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, the annual independent audit of the Company’s financial statements, and the Company’s Corporate Governance Principles (See “Board of Directors and Committees; Corporate Governance Principles”). In so doing, it is the responsibility of the committee to maintain free and open communications between the committee, independent auditors, and management of the Company. In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and has the power to retain outside counsel or other experts. (The Company shall provide funding necessary for the committee to retain such outside counsel and experts.) The committee is charged with taking the appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk, corporate governance practices and ethical behavior. In furtherance of this mission, the Audit and Corporate Governance Committee ensured that the Board and the committees of the Board completed their annual performance evaluations at their March 2005 meetings, to evaluate their effectiveness. In addition, the Company’s Board of Directors has adopted a resolution requiring the Audit and Corporate Governance Committee to review transactions between the Company and A. L. Industrier (the beneficial owner of all of the outstanding Class B Stock) (or their respective subsidiaries) involving more than $50,000 and to report to the Company’s Board of Directors regarding whether such transactions are fair to the Company. Such resolution also requires prior approval of the Audit and Corporate Governance Committee for any transaction with A. L. Industrier which involves $500,000 or more, and prior approval of the Audit and Corporate Governance Committee is required for any sale or transfer of assets to or from A. L. Industrier other than inventory sold or transferred in the ordinary course of business. The Audit and Corporate Governance Committee also monitors the Company’s Business Conduct Guidelines. The committee charter governs the operations of the Audit and Corporate Governance Committee, and requires that the committee be comprised of at least three directors, each of whom are “independent” directors. (See “Board of Directors and Committees; Board and Committee Independence” for a description of such independence criteria). Furthermore, pursuant to the Company’s By-laws, the committee members shall have been elected as directors by the holders of the Company’s Class A Stock. All committee members shall be financially literate, or shall become financially literate within a reasonable period of time after appointment to the committee, and at least one member shall have accounting or related financial management expertise necessary to be considered a “financial expert” under Section 407 of the Sarbanes-Oxley Act of 2002 and the associated rules of the Securities and Exchange Commission. The Board determined, in May 2004, that Mr. William I. Jacobs, Chairman of the Audit and Corporate Governance Committee, qualifies as an “Audit Committee Financial Expert” pursuant to these rules, based on his attributes, education and experience. In addition, the Board also determined, in May 2004, that all of the members of the Audit and Corporate Governance Committee qualify as “financially literate.” The current members of the Audit and Corporate Governance Committee are Messrs. William I. Jacobs (Chairman) and Peter G. Tombros and Ms. Farah M. Walters, none of whom serves on more than three audit committees of public companies. The Audit and Corporate Governance Committee held seventeen meetings in 2004.
      The Executive and Finance Committee is generally empowered, to the fullest extent permitted by Delaware law, to exercise all power and authority vested in the Company’s Board of Directors. By resolution, the Company’s Board of Directors has specifically authorized and requested the Executive and Finance Committee to act on behalf of the Board in situations when the full Board is unable to meet, to discuss and consult with the Chief Executive Officer of the Company as requested by such officer and to act with respect to such matters as the Board may from time to time designate. Additionally, the Executive and Finance Committee reviews and has the authority to make recommendations to the Board of Directors with respect to raising funds required in the operation of the Company. The current members of the Executive and Finance

Committee are Messrs. Einar W. Sissener (Chairman), Glen E. Hess, Ramon M. Perez, Robert Thong, and Peter G. Tombros. The Executive and Finance Committee held fourteen meetings in 2004.
      The Compensation Committee has the authority of the Company’s Board of Directors with respect to the compensation, benefit and employment policies and arrangements for directors, the CEO, executive officers and other key employees of the Company. The committee leads the processes for CEO succession planning and CEO performance evaluation. The committee also has authority with respect to the compensation and benefit plans generally applicable to the Company’s employees. The committee charter governs the operations of the Compensation Committee and requires that the committee be comprised of at least three directors, each of whom are “independent” directors. (See “Board of Directors and Committees; Board and Committee Independence” for a description of such independence criteria.) The current members of the Compensation Committee are Ms. Jill Kanin-Lovers (Chairman), Messrs. William I. Jacobs and Peter G. Tombros, and Ms. Farah M. Walters. The Compensation Committee held twelve meetings in 2004.
Compensation Committee Interlocks and Insider Participation
      During fiscal year 2004, Messrs. Jacobs and Tombros, Ms. Kanin-Lovers and Ms. Walters served on the Compensation Committee. None of these directors have ever been an officer or employee of the Company or any of its subsidiaries or any other company for which an executive officer of the Company serves as a director, nor have they engaged during 2004 in any transaction, had any business relationship, or incurred any indebtedness that would require disclosure in this Proxy Statement.
Directors’ Compensation
      Pursuant to an agreement between the Company and Mr. Sissener dated July 1, 1999, as amended in March 2004, in 2004 Mr. Sissener received $200,000 for serving as Chairman of the Company’s Board of Directors (and as a director of certain of the Company’s subsidiaries).
      During 2004, each director (except Mr. Sissener and Ms. Wiik) received an annual directors’ fee of $30,000. Each director (except Ms. Wiik) also received a grant of 5,000 Restricted Stock Units (Mr. Sissener received 7,500 Restricted Stock Units) pursuant to the Company’s 2003 Omnibus Incentive Compensation Plan, which entitles each such director to receive one share of the Company’s Class A Stock upon vesting of each Restricted Stock Unit, one year following the director’s retirement from the Board, subject to acceleration, forfeiture and deferral as set forth in the grant agreements. In addition, each director (except Mr. Sissener and Ms. Wiik) received $1,200 for each Board meeting and $1,200 for each Committee meeting attended in person or by telephone. The Chairman of each of the Audit and Corporate Governance and Compensation Committees received an additional payment of $7,500.
      Directors have the ability to participate in the Company’s Amended and Restated Deferred Compensation Plan, dated October 12, 1994, through which they may defer receipt of cash compensation, and earn interest quarterly on such deferred amounts, at the rate of two percentage points below the prime rate (as published in the Wall Street Journal), provided such amount shall not exceed 12% or be less than 4%.
Corporate Governance Principles
      The Board has adopted Corporate Governance Principles (which are available on the Company’s website at www.Alpharma.com by clicking first on the “About Alpharma” tab and then on the “Our Business Guidelines” tab, and are available in print, without charge, to any Stockholder requesting a copy in writing to “Investor Relations” at the Company’s offices in Fort Lee, New Jersey) to provide the general framework for the governance of the Company. The Corporate Governance Principles specifically address the role of the Board and management, the functions of the Board, qualifications of directors, independence of directors and committees, the prohibition on making loans to directors and executive officers, size of the Board and selection process, Board committees, meetings of outside (non-management) directors, setting the Board agenda, ethics and conflicts of interest, reporting of concerns to the Audit and Corporate Governance Committee, Board compensation, access to senior management and independent advisors, director orientation and continuing education, succession planning and the Board’s annual performance evaluation.
Director Identification and Selection
      As set forth in “Board and Committee Independence” above, the Company is exempt from the NYSE requirement to have a nominating committee. The Company’s process for director selection and director qualifications are as set forth in the Company’s Corporate Governance Principles (which are available on the Company’s website at www.Alpharma.com by clicking first on the “About Alpharma” tab and then on the “Our Business Guidelines” tab). In summary, the Chairman of the Board, Mr. Einar W. Sissener, proposes a slate of nominees to the Board for election by the stockholders in accordance with the procedures and rules established in the Company’s Certificate of Incorporation. Between annual stockholder meetings, the Board may elect directors to serve until the next annual meeting. In order to be selected, directors shall possess the highest personal and professional ethics, integrity and values, and be committed to representing the interests of the stockholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. The Company endeavors to have a Board representing diverse experience at policy-making levels in business, government, education and technology, and in other areas that are relevant to the Company’s global activities. The Board does not believe that arbitrary term limits on directors’ service are appropriate, nor does it believe that directors should expect to be routinely re-nominated on an annual basis.
Executive Sessions of Outsider (Non-Management) Directors
      Mr. Einar W. Sissener presides at executive sessions of outside (non-management) directors, held at regularly scheduled times throughout the year. Outside (non-management) directors are those who are not Company officers. Except for Ms. Wiik, all of the Company’s directors are outside (non-management) directors. In addition, the independent directors also meet periodically without the presence of non-independent directors.
Communications from Stockholders
      Stockholders may send communications to the Board (and to individual directors) through the Secretary of the Company, Mr. Robert F. Wrobel. The Secretary will forward to the directors all communications that, in his judgment, are appropriate for consideration by the directors. The Secretary will consider most commercial solicitations and other matters not relevant to the Company’s stockholders, its Board of Directors, or to the Company in general, to be inappropriate for consideration by the directors. You may communicate directly with the Chairman of the Company’s Audit and Corporate Governance Committee by sending an e-mail to auditchair@alpharma.com. You may communicate with outside (non-management) directors, individually or as a group, by sending an e-mail to outsidedirectors@alpharma.com.

AUDITORS
      Effective April 6, 2005, the Audit and Corporate Governance Committee of the Board of Directors engaged BDO Seidman, LLP to audit the financial statements of the Company for the fiscal year ending December 31, 2005. PricewaterhouseCoopers LLP (“PwC”) served as the Company’s independent accountants for fiscal year ended December 31, 2004. Representatives from both BDO Seidman, LLP and PwC will be present at the Annual Meeting to respond to any appropriate questions, and they will each be given the opportunity to make a statement to the stockholders.
      On February 16, 2005, the Company was notified by PwC that it would decline to stand for re-appointment by the Company’s Audit & Corporate Governance Committee for the 2005 fiscal year and would cease to act as the Company’s independent registered public accounting firm upon the completion of the audit of the Company’s financial statements as of and for the year ended December 31, 2004.
      PwC issued its audit report on the Company’s financial statements as of and for the year ended December 31, 2004 on March 31, 2005, except for the restatement described in Note 2B to the consolidated financial statements for the year ended December 31, 2004, and the matter described in the penultimate paragraph of Management’s Report of Internal Control Over Financial Reporting in such statements, as to which the date of PwC’s audit report is May 5, 2005. Except with respect to such restatement and matter, PwC ceased serving as the Company’s independent registered public accounting firm as of April 13, 2005.
      The audit report of PwC on the Company’s financial statements as of and for the fiscal year ended December 31, 2004 (and the audit reports for the fiscal years ended December 31, 2003 and 2002) did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.
      In connection with the audit for the fiscal year ended December 31, 2004 (and the audits for the fiscal years ended December 31, 2003 and 2002) and the subsequent period through May 5, 2005, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of the disagreement in connection with its reports on the financial statements for such years.
      During the fiscal years ended December 31, 2003 and 2004 and the subsequent period through May 5, 2005, there have been no “reportable events,” except as stated below:

•	During the audit of the 2003 financial statements, PwC identified two reportable conditions in internal controls of the U.S. Generics business of the Company, which when viewed collectively, constituted a material weakness in the Company’s internal controls. The reportable conditions noted were (i) inadequate staffing and supervision at the US Generics business and (ii) failure to perform timely reviews, substantiation and evaluation of certain general ledger account balances at such business.

•	In connection with its Quarterly Report on Form 10-Q for the period ended September 30, 2004 (“2004 Third Quarter Report”), the Company concluded that its disclosure controls and procedures were not effective to timely alert its applicable officers and employees to material information relating to the Company (including its consolidated subsidiaries), which were required to be included in the Company’s filings made under the Securities and Exchange Act of 1934, as amended. This conclusion was based upon an exception to established control procedures noted by PwC in connection with its review of the third quarter financial statements. The exception resulted in a positive adjustment of $800,000 to the Company’s operating income. Because of the relative magnitude of the adjustment

($800,000) to the Company’s third quarter pre-tax loss of $6,416,000, this exception was considered a material weakness in internal controls.

      In addition, in connection with its assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, the Company identified the following internal control deficiencies:

•	Effective controls to ensure the completeness and accuracy or the review and monitoring of customer discount reserves and certain accrual accounts affecting a number of accounts at the Company’s US Generic Pharmaceuticals business, including revenues, accounts receivables and accrued expenses, were not maintained at December 31, 2004. This control deficiency resulted in audit adjustments to the fourth quarter 2004 financial statements.

•	Effective controls to ensure the completeness and accuracy of income tax account balances, including the determination of deferred income tax assets and liabilities, income taxes payable, and income tax expense, were not maintained at December 31, 2004 and the Company did not have effective controls in place to ensure that its income tax accounts were periodically reconciled to supporting documentation. This control deficiency resulted in audit adjustments to the fourth quarter 2004 financial statements.

•	The Company did not have effective controls over the determination of segment disclosures in conformity with generally accepted accounting principles at December 31, 2004. Specifically, as a result of a first quarter 2004 change in its internal reporting of financial information, the Company should have provided disaggregated segment disclosures for its U.S. Generic Pharmaceuticals and U.S. Branded Pharmaceuticals businesses in its financial statements beginning in the first quarter of 2004. This control deficiency resulted in the Company restating its interim financial statements for each quarter in 2004 to correct its segment disclosures. This control deficiency also resulted in an audit adjustment to the Company’s year end 2004 financial statement segment disclosures and impacted the amount of the goodwill impairment charge recorded in the fourth quarter of 2004.

•	The Company did not maintain effective controls to ensure the appropriate review and monitoring of compliance with certain debt covenants and the resulting classification of debt at December 31, 2004. This control deficiency resulted in the Company failing to identify and disclose non-compliance with certain debt covenants and in the misclassification of the related debt at December 31, 2004. This control deficiency resulted in the restatement of the Company’s financial statements for the years ended December 31, 2004 and 2003, as well as the interim financial statements for the quarters ended September 30, 2003, March 31, 2004, June 30, 2004 and September 30, 2004 and in the amendment of disclosures with respect to debt covenant compliance.
      These control deficiencies could result in a misstatement in the aforementioned accounts and disclosures that would result in a material misstatement to the annual or interim financial statements that would not be prevented or detected. Therefore, management has concluded that these control deficiencies constitute four material weaknesses in internal control over financial reporting as of December 31, 2004. As a result, management concluded that the Company did not maintain effective internal control over financial reporting as of December 31, 2004, based on the criteria in “Internal Control — Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”).
Audit & Non-Audit Services Pre-Approval Policy
      Pursuant to its charter (available on the Company’s website and in print — See “Board of Directors and Committees; Committees of the Board”), the Audit and Corporate Governance Committee adopted its “Audit & Non-Audit Services Pre-Approval Policy” in May 2003 to establish procedures by which it pre-approves all audit and non-audit services provided by its independent auditor. Through this policy, the Audit and Corporate Governance Committee ensures that the audit and non-audit services provided by its independent auditor are compatible with maintaining the independence of such auditor and maximizing efficiency overall. The Company’s policy sets forth a list of those types of audit, audit-related and tax services that its independent auditor is permitted to provide, and therefore have the general pre-approval of the Audit and Corporate Governance Committee. If a type of service has not received such “general” pre-approval, it will require “specific” pre-approval by the Audit and Corporate Governance Committee, based on a review of facts and circumstances, before such service may be provided by the independent auditor. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval by the committee. The policy also sets forth those non-audit services that the Company’s independent auditor is prohibited from providing, based upon legal requirements.
PRINCIPAL ACCOUNTING FEES AND SERVICES
      The following table sets forth the aggregate fees billed or expected to be billed by PricewaterhouseCoopers LLP, the Company’s independent accountants for fiscal year ending December 31, 2004, for professional services rendered in connection with the Company’s financial statements and reports for fiscal year 2004 and for other services rendered during fiscal year 2004 on behalf of the Company and its subsidiaries, as well as all “out-of-pocket” costs incurred in connection with these services, which have been or will be billed to the Company:

	2004	2003

Audit Fees(1)	5,367,000	1,982,000
Audit-Related Fees(2)	1,226,000	389,000
Tax Fees(3)	100,000	477,000
All Other Fees	0	0
Total(4)	6,693,000	2,848,000

(1)	Audit Fees for fiscal years 2004 and 2003 were for professional services rendered by the auditor for the audit of the Company’s annual and quarterly financial statements and services provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees for fiscal years 2004 and 2003 were for assurance and related services rendered by the auditor that were reasonably related to the performance of the audit or review of the Company’s financial statements, but not included in Audit Fees above. These services related primarily to providing assistance with the Company’s debt placement filings, auditing of employee benefit plans, auditing of “carve-out” financial statements of a business segment, providing due diligence assistance and providing advisory services relating to the Sarbanes-Oxley Act of 2002.

(3)	Tax Fees for fiscal years 2004 and 2003 were for professional services rendered by the auditor primarily for tax compliance, and also for tax advice and tax planning.

(4)	With the adoption of its Audit & Non-Audit Services Pre-Approval Policy in May 2003, the Audit and Corporate Governance Committee commenced pre-approval of fees and services included within the scope of its policy. (See “Auditors” above for further information). During 2004, the Audit and Corporate Governance Committee did not utilize the de minimis exception to pre-approval offered by the Securities and Exchange Commission.

EXECUTIVE COMPENSATION
Summary of Executive Compensation
      The following table (the “Summary Compensation Table”) sets forth annual and long-term compensation paid to, or accrued for, the executive officers named below (the “named executive officers”) by the Company or its subsidiaries during 2004, 2003 and 2002:
Summary Compensation Table

						Long Term Compensation
						Awards

		Annual Compensation				Restricted	Securities
					Other Annual	Stock	Underlying	All Other
		Salary	Bonus		Compensation	Award(s)	Option/SARs	Compensation
Name and Principal Position during 2004(1)	Year	($)(2)	($)		($)(4)	($)(5)	(#)(6)	($)(7)

Ingrid Wiik	2004	732,443	284,000		*	891,000	75,000	51,830
Vice Chairman of the Board,	2003	754,609	213,000		*	965,000	100,000	38,702
President & Chief Executive Officer	2002	705,000	290,000		*	—	100,000	37,915

Carol A. Wrenn	2004	379,500	190,000		*	—	—	18,005
President, Animal Health	2003	368,250	215,000		*	674,188	—	16,774
	2002	325,000	80,000		*	—	69,668	7,960

Matthew T. Farrell	2004	450,000	100,000		*	178,200	35,500	17,868
Executive Vice President &	2003	467,308	115,000		*	216,353	75,000	18,747
Chief Financial Officer	2002	305,888	175,000		*	—	100,000	12,136

Ronald N. Warner	2004	338,462	155,000	(3)	*	178,200	18,000	17,556
President,	2003	300,000	100,000		60,600	—	—	8,991
Branded Products &	2002	19,615	75,000		*	—	40,000	24
Executive Vice President, Compliance, Intellectual Property & Human Pharmaceuticals Medical & Regulatory Affairs

Robert F. Wrobel	2004	410,000	80,000		*	—	25,000	29,845
Executive Vice President,	2003	425,769	61,500		*	—	—	26,037
Chief Legal Officer &	2002	407,310	90,200		*	—	67,334	22,472
Secretary

(1)	Includes those persons who, in fiscal year 2004, were the Chief Executive Officer or one of the four most highly compensated executive officers, as measured by salary and bonus. Dr. Warner served as Senior Vice President, Compliance and Human Pharmaceuticals Scientific Affairs during 2004 and assumed his current position in January 2005.

(2)	The Company follows a bi-weekly payroll schedule, which results in one additional payroll period every seven years. 2003 was the year in which the Company paid an additional payroll amount, which accounts for the larger salary amounts in 2003 versus 2004 for Ms. Wiik and Messrs. Farrell and Wrobel. Dr. Warner and Ms. Wrenn received salary increases applicable to 2004, whereas Ms. Wiik’s and Messrs. Farrell’s and Wrobel’s 2004 salaries remained at 2003 levels. A portion of Ms. Wiik’s salary and benefits is paid to her in Norway. Furthermore, a modest amount of Ms. Wiik’s compensation is nondeductible compensation under Section 162(m) of the Internal Revenue Code, as amended.

(3)	Dr. Warner’s bonus includes a $75,000 bonus he was granted in his employment agreement for completion of 18 months of employment (See “Employment Agreements” below).

(4)	Dr. Warner’s 2003 “Other Annual Compensation” amount reflects his 2003 Executive Allowance in the amount of $28,600 and the value of re-location benefits he received from the Company in 2003 in the amount of approximately $32,000.

(5)	Reflects the dollar value on the date of grant of restricted stock issued under the Company’s 2003 Omnibus Incentive Compensation Plan. On December 31, 2004, the named executive officers held an aggregate of 149,353 shares of restricted stock valued at $2,531,533, based upon the closing market price of the Company’s Class A Stock at the end of the fiscal year ended December 31, 2004 (Ms. Wiik held 95,000 restricted shares with an aggregate market value of $1,610,250; Mr. Farrell held 20,210 restricted shares with an aggregate market value of $342,560; Dr. Warner held 9,000 restricted shares with an aggregate market value of $152,550 and Ms. Wrenn held 25,143 restricted shares with an aggregate market value of $426,174). Ms. Wiik, Mr. Farrell and Dr. Warner’s restricted stock granted in 2004 will 100% vest on the five-year anniversary of the grant date; Ms. Wiik’s and Mr. Farrell’s restricted stock granted in 2003 will 100% vest on the five-year anniversary of the grant date; Ms. Wrenn’s restricted stock granted in 2003 became 25% vested (in an amount of 8,382 shares) on July 15, 2004 at a value of $160,264. Ms. Wrenn’s remaining restricted stock will vest at the rate of 25% and 50% on July 15, 2005 and 2006, respectively, and shall immediately vest in the event of a closing of a sale of all, or substantially all, of the assets of the Company’s Animal Health business. All shares of restricted stock listed above are subject to accelerated vesting upon the executive officer’s death or disability (but not upon his or her retirement). Quarterly dividends are paid on all of the restricted stock holdings for the named executive officers.

(6)	Reflects the number of options granted under the Company’s 2003 Omnibus Incentive Compensation Plan (beginning in March 2004) and 1997 Incentive Stock Option and Stock Appreciation Right Plan (prior to March 2004). The Company has not granted any stock appreciation rights (“SARs”) to any of the named executive officers in 2004, 2003 or 2002.

(7)	Includes contributions by the Company to various employee profit-sharing, stock purchase and savings plans. The amounts shown for 2004 include: (a) matching contributions under the Employee Stock Purchase Plan (Ms. Wiik $14,200, Mr. Farrell $9,000, Dr. Warner $6,769, Ms. Wrenn $7,590 and Mr. Wrobel $8,200); (b) matching contributions to the Company’s Supplemental Savings Plan (Ms. Wiik $30,148, Mr. Farrell $7,061, Dr. Warner $8,123, Ms. Wrenn $9,108 and Mr. Wrobel $12,300); and (c) taxable life insurance premiums (Ms. Wiik $7,482, Mr. Farrell $1,807, Dr. Warner $2,664, Ms. Wrenn $1,307 and Mr. Wrobel $9,345).

*	The incremental cost of the perquisites for each named executive in each of 2004, 2003, and 2002 (unless indicated otherwise) was not in excess of the lesser of (a) $50,000 or (b) 10% of the amounts reported as Salary and Bonus for such year in the Summary Compensation Table. In 2004, the Company provided an Executive Allowance for each of its named executive officers, with the exception of Ms. Wiik, in the amount of $28,600. Ms. Wiik received an automobile allowance, in the amount of $17,771, in addition to other perquisites, including vacation allowance (consistent with the practice of the Company’s Norwegian office), insurance and telephone reimbursements.
Employment Agreements
      The named executive officers are each employed by the Company on an “at-will” basis (with the exception of Ms. Wiik), and are parties to the following employment agreements:
      Ms. Wiik is a party to an employment agreement with the Company dated October 26, 2000. This agreement provides that the Company shall provide Ms. Wiik with, or reimburse her for, the use of an automobile in the United States and in Norway, plus reimbursement for garaging, insurance and auto maintenance. Ms. Wiik is also entitled to receive reimbursement for tax and financial services planning and she participates in all of the employee benefits available to executives of the Company (except as set forth below) including eligibility for participation in the Company’s Savings Plans, Employee Stock Purchase Plan,

group health, dental, life and accidental death and dismemberment insurance programs, short-term disability program, tuition reimbursement program and the Severance and Change in Control Plans. (See below for a description of the Severance and Change in Control Plans.) Ms. Wiik does not receive an Executive Allowance separate from the reimbursements set forth above. Ms. Wiik also receives payment of certain living expenses while she is working from the Company’s Oslo, Norway office, in the form of a per diem allowance in an amount which is consistent with the Company’s business travel policies. Pursuant to her employment agreement, Ms. Wiik is entitled to receive an annual cash bonus award based on the Company’s overall performance and her achievement of individual objectives, in a target amount of 100% of her base salary (increased by the Compensation Committee from an initial 75%, starting with the 2003 fiscal year). Ms. Wiik also does not participate in the Company’s Pension Plans (defined below). Upon retirement, Ms. Wiik is entitled to receive a defined retirement benefit that is primarily based on a percentage of her base salary for the twelve months prior to her retirement. (See “Retirement Plans” for further information.) In April 2005, Ms. Wiik informed the Company that, consistent with her employment agreement, it is her desire to retire as President and Chief Executive Officer of the Company (but not as Vice Chairman and a member of the Company’s Board of Directors) effective on or about December 31, 2005, consistent with the timing of the election of her successor.
      Mr. Farrell is a party to an employment agreement with the Company dated April 12, 2002, which, upon joining the Company, provided him with 100,000 options under the Company’s 1997 Incentive Stock Option and Stock Appreciation Right Plan and a minimum bonus guarantee of $150,000 for the 2002 performance year. The agreement also specifies that Mr. Farrell would be provided, in addition to his normal annual stock option grants, an additional 20,000 options in 2003 and 2004. Mr. Farrell participates in all of the employee benefits available to executives of the Company, including the receipt of an Executive Allowance in the amount of $28,600 per year, and eligibility for participation in the Company’s Pension Plans, Savings Plans, Employee Stock Purchase Plan, group health, dental, life and accidental death and dismemberment insurance programs, short-term disability program, tuition reimbursement program and the Severance and Change in Control Plans. (See below for a description of the Severance and Change in Control Plans.)
      Dr. Warner is a party to an employment agreement with the Company dated November 6, 2002, which is supplemented by an agreement dated February 26, 2003. These agreements provided him with a one-time sign-on bonus of $150,000, to be paid 50% immediately upon his start date in December 2002 and 50% upon his completion of 18 months of employment in 2004. Dr. Warner was also granted, upon his start date, 40,000 stock options under the Company’s 1997 Incentive Stock Option and Stock Appreciation Right Plan. Dr. Warner participates in all of the employee benefits available to executives of the Company, including the receipt of an Executive Allowance in the amount of $28,600 per year, and eligibility for participation in the Company’s Pension Plans, Savings Plans, Employee Stock Purchase Plan, group health, dental, life and accidental death and dismemberment insurance programs, short-term disability program, tuition reimbursement program and the Severance and Change in Control Plans. (See below for a description of the Severance and Change in Control Plans.)
      Ms. Wrenn is a party to an employment agreement with the Company dated October 19, 2001, which is supplemented by agreements dated July 15, 2003 and February 11, 2004. Pursuant to these agreements, Ms. Wrenn received a sign-on bonus of $65,000 in October 2001. Ms. Wrenn was also granted 33,525 shares of restricted stock in July 2003 under the 2003 Omnibus Incentive Compensation Plan. 25% of these restricted shares vested on July 15, 2004, and the balance shall vest at the rate of 25% and 50% on each of July 15, 2005 and 2006, respectively; however, the shares shall vest immediately in the event of a closing of a sale of all, or substantially all, of the assets of the Company’s Animal Health business. Furthermore, if such sale occurs at a purchase price of at least a specified minimum amount, Ms. Wrenn shall receive a lump-sum payment of $100,000. Ms. Wrenn is required to provide the Company with 90 days’ notice in the event of her resignation. Ms. Wrenn participates in all of the employee benefits available to executives of the Company, including the receipt of an Executive Allowance in the amount of $28,600 per year, and eligibility for participation in the Company’s Pension Plans, Savings Plans, Employee Stock Purchase Plan, group health, dental, life and accidental death and dismemberment insurance programs, short-term disability program, tuition reimbursement program and the Severance and Change in Control Plans. (See below for a description of the Severance and Change in Control Plans.) In addition, if Ms. Wrenn is terminated as a result of a sale of all, or substantially all, of the assets of the Company’s Animal Health business, she shall receive her base salary and certain benefits for thirty months, subject to certain tax limitations, even though such a sale would not otherwise qualify as a “change in control” of the Company under the Change in Control Plan.
      Mr. Wrobel is a party to an employment agreement with the Company dated October 8, 1997, pursuant to which he received a sign-on bonus in October 1997 of $25,000 and 5,000 stock options under the Company’s 1997 Incentive Stock Option and Stock Appreciation Right Plan. Mr. Wrobel participates in all of the employee benefits available to executives of the Company, including the receipt of an Executive Allowance in the amount of $28,600 per year, and eligibility for participation in the Company’s Pension Plans, Savings Plans, Employee Stock Purchase Plan, group health, dental, life and accidental death and dismemberment insurance programs, short-term disability program, tuition reimbursement program and the Severance and Change in Control Plans. (See below for a description of the Severance and Change in Control Plans.)
Severance and Change in Control Plans
      Ms. Wiik, Mr. Farrell, Dr. Warner, Ms. Wrenn and Mr. Wrobel receive additional benefits pursuant to the Company’s Severance Plan and Change in Control Plan, both of which were adopted by the Board of Directors in 2002 and amended in February and April 2004 (the “Severance Plan” and “Change In Control Plan”, respectively).
      Pursuant to the terms of the Severance Plan, in the event Ms. Wiik is terminated for any reason other than for cause, she is entitled to receive her base salary, bonus and certain benefits for twenty-four months, subject to certain tax limitations. Pursuant to the Change in Control Plan, if Ms. Wiik is terminated as a result of a change in control of the Company, she is entitled to receive her salary and certain benefits for a total of thirty-six months, subject to certain tax limitations, and her outstanding stock options shall immediately vest. Furthermore, pursuant to the Change in Control Plan, upon certain conditions following a “change in control”, Ms. Wiik’s outstanding shares of Restricted Stock and Performance Units, granted pursuant to the Company’s 2003 Omnibus Incentive Compensation Plan, shall also immediately vest.
      Additionally, the Severance Plan provides that in the event that an executive officer, including Mr. Farrell, Dr. Warner, Ms. Wrenn or Mr. Wrobel, is terminated for any reason other than for cause, such executive officer is entitled to receive his or her base salary, bonus and certain benefits for eighteen months, subject to certain tax limitations. The Change in Control Plan provides that if such an executive officer is terminated as a result of a change in control of the Company, such executive officer is entitled to receive his or her base salary and certain benefits for a total of thirty months, subject to certain tax limitations, and his or her outstanding stock options shall immediately vest. Furthermore, pursuant to the Change in Control Plan, upon certain conditions following a “change in control”, such executive officer’s outstanding shares of Restricted Stock and Performance Units, granted pursuant to the Company’s 2003 Omnibus Incentive Compensation Plan, shall also immediately vest.
      The Severance Plan also provides for payments to be made to certain other key employees of the Company in the event of termination for any reason other than for cause or as a result of a change in control of the Company. The Change in Control Plan provides for payments to be made to such key employees upon a change in control of the Company, in addition to the potential acceleration of vesting of certain stock options, shares of Restricted Stock and Performance Units granted pursuant to the Company’s 2003 Omnibus Incentive Compensation Plan.
Performance Cash Bonus Incentive Plan
      The Compensation Committee of the Company’s Board of Directors has approved the performance goals underlying the Company’s Executive Bonus Plan that shall apply to the 2005 fiscal year. The Executive Bonus Plan provides that all executive officers (other than Ms. Wiik) and key employees performing services for the Company may be entitled to receive a cash bonus at a target level. Each of the named executive officers may receive more or less than his or her target level bonus, based upon the Company’s ability to achieve certain net income and cash flow targets for 2005. In addition, for executive officers who are responsible for a specific business segment of the Company, a portion of his or her bonus will depend on such business segment’s achievement of certain income and cash flow targets for 2005. As provided in the Executive Bonus Plan, the Compensation Committee has the discretion to vary any individual bonus award from the amount derived by the application of the criteria described above. Ms. Wiik does not participate in the Executive Bonus Plan, but she is entitled to receive an annual cash bonus at a target level based on the Company’s overall performance and her achievement of individual objectives as set forth in her employment agreement. (See “Employment Agreements” for further information.) Ms. Wiik will have a target bonus for 2005 of 100% of base salary, and Mr. Farrell, Dr. Warner, Ms. Wrenn and Mr. Wrobel will have target bonuses for 2005 of 50% of base salary.
Option Grants in Last Fiscal Year
      The following table discloses, for the named executive officers, certain information with respect to options granted during 2004. All grants are options under the Company’s 2003 Omnibus Incentive Compensation Plan.

	Number of
	Shares of	% of Total			Potential Realizable Value
	Class A	Shares			at Assumed Annual Rates
	Common Stock	Granted to			of Stock Price Appreciation
	Underlying	Employees			for Option Term
	Options	in Fiscal	Exercise
Name	Granted	Year	Price	Expiration Date(1)	5%	10%

Ingrid Wiik	75,000	20.07%	$19.80	March 8, 2014	$933,909	$2,366,708
Matthew T. Farrell	35,500	9.50%	$19.80	March 8, 2014	$442,050	$1,120,242
Ronald N. Warner	18,000	4.82%	$19.80	March 8, 2014	$224,138	$568,010
Robert F. Wrobel	25,000	6.69%	$19.80	March 8, 2014	$311,303	$788,903

(1)	Options vest at the rate of 25% on each of the first four anniversaries of the date of grant, and become 100% vested on March 8, 2008. Options shall continue to vest in accordance with this schedule in the event of the retirement of a named executive officer.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
      The following table discloses, for the named executive officers, (a) the number of shares acquired upon the exercise of options or with respect to which such options were exercised, and the aggregate dollar value realized upon such exercise, and (b) the number and value of unexercised options, in each case as of December 31, 2004.

			Number of Shares		Value of Unexercised
	Number of		Underlying Unexercised		In-the-Money
	Shares		Options at 12/31/04		Options at 12/31/04(1)
	Acquired on
Name	Exercise	Value Realized	Exercisable	Unexercisable	Exercisable(2)	Unexercisable(2)

Ingrid Wiik	0	$0	207,750	192,250	$93,294	$117,794
Matthew T. Farrell	0	$0	68,750	141,750	$54,188	$72,563
Ronald N. Warner	0	$0	20,000	38,000	$83,800	$83,800
Carol A. Wrenn	0	$0	57,334	31,500	$129,710	$129,710
Robert F. Wrobel	0	$0	114,334	50,000	$201,922	$99,830

(1)	All grants are options under the Company’s 1997 Incentive Stock Option and Appreciation Right Plan, and 2003 Omnibus Incentive Compensation Plan.

(2)	Value is based on the closing price of a share of Class A Stock on December 31, 2004 ($16.95) minus the exercise price.
Long-Term Incentive Plans — Awards in Last Fiscal Year
      The following table discloses, for the named executive officers, certain information with respect to Performance Units granted on March 8, 2004 for the 2004-2006 performance period. All grants were made pursuant to the Company’s 2003 Omnibus Incentive Compensation Plan.

			Estimated Future Payouts under
			Non-Stock Price-Based Plans
		Performance or
	Number of	Other Period Until	Threshold	Target	Maximum
Name	Units(1)	Maturation or Payout(2)	($)(3)	($)(3)	($)(3)

Ingrid Wiik	10,000	3 years (2004-2006)	$500,000	$1,000,000	$2,000,000
Matthew T. Farrell	2,000	3 years (2004-2006)	$100,000	$200,000	$400,000
Ronald N. Warner	2,000	3 years (2004-2006)	$100,000	$200,000	$400,000

(1)	Each named executive officer has been granted a Performance Unit Award, consisting of the number of Performance Units shown. Performance Units become 100% vested on the last day of the three-year performance period, at which time their value is determined based upon total shareholder return (TSR) of the Company as compared to competitor companies over the three-year performance period, and the Company’s achievement of a minimum free cash flow target. Competitor companies are those small-cap and mid-cap companies included in the Dow Jones U.S. Pharmaceuticals Index.

(2)	In the event of the retirement, disability or death of a named executive officer, awards of Performance Units shall be prorated up to the date of retirement, disability or death and paid at the end of the performance period.

(3)	“Threshold” amounts shown assume the Company’s TSR as compared to its competitors ranks between the 50th and 59th percentiles. However, the value of Performance Units could be $0, if the Company’s TSR relative to its competitors falls below the 50th percentile. “Target” amounts shown assume the Company’s TSR relative to its competitors ranks between the 60th and 74th percentiles, and “Maximum” amounts may be achieved above the 90th percentile. (Between the 75th and 89th percentiles, payouts will be $150 per Performance Unit.) If the Company had computed its TSR as of December 31, 2004, the value of all Performance Units would have been $0.
Retirement Plans
      Ms. Wiik is not a participant in the Company’s Pension Plan (as defined below) pursuant to the terms of her employment agreement. (See “Employment Agreements” for further information.) Upon Ms. Wiik’s retirement as President and Chief Executive Officer of the Company (which she has informed the Company shall be on or about December 31, 2005, consistent with the election of her successor), she is entitled to receive from the Company an annual retirement benefit for each calendar year following retirement equal to (i) 30% of her Base Compensation (defined below) plus (ii) inflationary adjustments (which shall be the same as the adjustment for inflation provided in the retirement plan for Alpharma AS for Norwegian employees) minus (iii) “Other Retirement Benefits” (defined below). “Base Compensation” means her annual base salary during the twelve month period ending on the last day of the month preceding retirement or disability (provided that, if base salary shall have changed during such twelve month period, Base Compensation shall mean the average annual base salary weighted to reflect the number of days during which each varying base salary was in effect). “Other Retirement Benefits” means amounts Ms. Wiik is entitled to receive as retirement benefits under Norwegian pension plans, but does not include (i) payments received under the Company Savings Plans or the deferred compensation plan maintained by the Company, or (ii) retirement benefits received under any governmental program or under any insurance program funded by the Company or any of its subsidiaries or their predecessors. All amounts not payable in Norwegian Kroner shall be subject to a fixed currency conversion rate of one United States dollar equal to NOK 9.60. (As compared to the March 31, 2005 exchange rate of approximately NOK 6.34 per 1 USD.)
      Mr. Farrell, Dr. Warner, Ms. Wrenn and Mr. Wrobel are participants in the Alpharma Inc. Pension Plan (a qualified defined benefit plan) (the “Pension Plan”). Under the Pension Plan, both salaried and hourly employees are eligible for benefits. Participants who have at least five years of vested service with the Company are entitled to receive their specified annual benefit, in the form of a life annuity or, at the election of participants, its actuarial equivalent in certain other forms, commencing within one month of their 65th birthday. The specified annual benefit is equal to (x) the sum of (i) 0.8% of the participant’s highest five-year Final Average Compensation (as defined below) up to “covered compensation” ($41,000 for 2004) plus (ii) 1.45% of the participant’s highest five-year Final Average Compensation in excess of “covered compensation”, multiplied by (y) the number of years of benefit service (up to a maximum of 30 years). The Pension Plan also provides for an early retirement benefit which is equal to the specified annual benefit described above, reduced actuarially for each year by which the early retirement date precedes the normal retirement date. Participants are eligible for early retirement upon attainment of age 55 and completion of at least five years of vested service with the Company.

      The following table sets forth the approximate annual retirement benefit under the Pension Plan based on years of service and Final Average Compensation.
Pension Plan Table

	Years of Service

Remuneration(1)	15	20	25	30(2)

$250,000	50,378	67,170	83,963	100,755
$275,000	55,815	74,420	93,025	111,630
$300,000	61,253	81,670	102,088	122,505
$325,000	66,690	88,920	111,150	133,380
$350,000	72,128	96,170	120,213	144,255
$375,000	77,565	103,420	129,275	155,130
$400,000	83,003	110,670	138,338	166,005
$425,000	88,440	117,920	147,400	176,880
$450,000	93,878	125,170	156,463	187,755
$475,000	99,315	132,420	165,525	198,630
$500,000	104,753	139,670	174,588	209,505
$525,000	110,190	146,920	183,650	220,380
$550,000	115,628	154,170	192,713	231,255
$575,000	121,065	161,420	201,775	242,130
$600,000	126,503	168,670	210,838	253,005
$625,000	131,940	175,920	219,900	263,880
$650,000	137,378	183,170	228,963	274,755
$675,000	142,815	190,420	238,025	285,630
$700,000	148,253	197,670	247,088	296,505

(1)	Final average compensation. Current Federal pension law limits average annual compensation considered for benefit purposes to $205,000 for 2004.

(2)	The Plan provides that there is a maximum of 30 years of service for computation of benefits.
      For purposes of the Pension Plan, an employee’s “Final Average Compensation” generally is his or her regular cash salary (excluding bonuses) for the five consecutive years of service in which his or her compensation was highest during the ten years of service immediately preceding his or her retirement. In 2004, the amounts of the compensation of Mr. Farrell, Dr. Warner, Ms. Wrenn and Mr. Wrobel would have been $407,732 $319,231, $357,500, and $398,618, respectively, under the Pension Plan if there were no limitations under Federal pension law. However, due to the Federal pension law, the respective amounts of compensation of Mr. Farrell, Dr. Warner, Ms. Wrenn and Mr. Wrobel, under the Pension Plan in 2004 were limited to $205,000. Pursuant to the Company’s Supplemental Pension Plan, Mr. Farrell, Dr. Warner, Ms. Wrenn and Mr. Wrobel are each entitled to receive a supplemental benefit, calculated above such $205,000 Federal limit, based upon a maximum base compensation of $235,000 per annum. The years of service credited under the Pension Plan as of December 31, 2004 to the named executive officers were as follows: Mr. Farrell — 3 years, Dr. Warner — 2 years, Ms. Wrenn — 3 years and Mr. Wrobel — 7 years.
      Under the Pension Plan, in the event of the termination of employment prior to retirement, part of the employee’s benefit may be forfeited. A retirement benefit, payable in the form of a life annuity following the employee’s 55th birthday, is equal to an accrued percentage of the normal retirement benefit, actuarially reduced to reflect commencement of payments prior to the normal retirement date. As to employees hired on or after January 1, 1989, pension benefits under the Pension Plan vest after five years of credited service with the Company.
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
      The Compensation Committee of the Company’s Board of Directors has consisted of Mr. William I. Jacobs, Ms. Jill Kanin-Lovers, Mr. Peter G. Tombros and Ms. Farah M. Walters since May 2004. Mr. Tombros served as Chairman through May 2004, at which point Ms. Kanin-Lovers assumed the role of Chairman.
      Pursuant to its charter, the Compensation Committee is responsible for reviewing the performance and total compensation of the Company’s Chief Executive Officer (the “CEO”), reviewing and approving the compensation and benefits of other executive officers and highly paid personnel, reviewing the general compensation and employment policies for management personnel, reviewing management development and succession matters, and approving any material new benefit plan or material amendment to such plan.
      In general, the Compensation Committee has sought to meet the objectives of its compensation philosophy by making compensation decisions and recommendations for executive officers and other key personnel in a manner which: (1) provides overall compensation that is competitive in its ability to attract and retain highly qualified personnel; (2) relates compensation to the degree to which the Company (and/or the specific business unit in which an executive has responsibility) attains its annual financial performance targets; (3) rewards excellent individual performance and teamwork, with consideration for specific projects completed or adverse conditions overcome to achieve results; and (4) provides an incentive to contribute to the long-term growth of the Company’s businesses and stockholder value. In making compensation recommendations, the Committee is mindful of Section 162(m) of the Internal Revenue Code of 1986, as amended, and consults with tax advisors as necessary to minimize any nondeductible compensation under Section 162(m).
      During 2004, the Compensation Committee: (1) initiated a process to plan for CEO succession; (2) developed and approved a competency model identifying the leadership attributes required to take the Company forward; (3) monitored ongoing efforts to address various employment and benefits related issues; (4) took action to address retention concerns; (5) approved modifications to the Board of Directors compensation program to align with competitive practice; (6) approved amendments to clarify the Change in Control Plan and Severance Plan; (7) approved compensation arrangements for various new executives; and (8) continued efforts to implement a new compensation philosophy that places more emphasis on Company results and individual performance and decreases reliance on salary and other fixed elements of pay.
      In March 2004, the Compensation Committee set various company-wide and divisional targets for income from operations and cash flow from operations for 2004 under the Company’s Executive Bonus Plan (applicable to employees at the Vice President level and above other than Ms. Wiik) and Performance Incentive Plan (applicable to employees below the Vice President level). (See “Performance Cash Bonus Incentive Plan” for a discussion of Ms. Wiik’s annual cash bonus award.) In addition, target awards for 2004 were established for each named executive officer (100% of base salary for Ms. Wiik and 50% of base salary for all other named executive officers).
      Also in March 2004, the CEO received awards under the 2003 Omnibus Incentive Compensation Plan, consisting of 75,000 stock options, 45,000 shares of restricted stock, and 10,000 performance units. The options have an exercise price equal to the market price of the Company’s common stock on the date of grant, vest over four years and have a term of ten years (with the same vesting schedule and term in the event of retirement). The shares of restricted stock vest on the fifth anniversary of the date of grant (and shall vest immediately upon Ms. Wiik’s retirement, death or disability). The performance units have a face value of $100 per unit at target performance, as measured by relative total stockholder return over a three year performance period (with any payout pro-rated for the portion of the performance period employed, in the event of Ms. Wiik’s death, disability or retirement), and the achievement of a minimum free cash flow target.
      In February and March 2005, the Compensation Committee reviewed the CEO’s performance during 2004 and recommended several compensation actions with respect to Ms. Wiik. The Committee’s review of Ms. Wiik’s performance in 2004 focused on Company financial and operating performance, strategic planning, internal and external leadership, management succession, and her relationship with the Board of Directors and stockholders. The Committee discussed the significant developments affecting the Company, the strategic value of restructuring the Company, increased cash flow and debt repayment under the deleveraging initiative, and the CEO’s energy and work ethic. In recommending compensation for the CEO, the Committee was guided by her employment contract and the performance matters discussed by the Committee, as well as the Company’s overall compensation philosophy and competitive data provided by an independent consultant. The Committee determined in March 2005 that Ms. Wiik’s base salary for 2005 shall remain at the 2004 level, and it approved a bonus to Ms. Wiik for 2004 that was approximately 39% of her target for 2004, reflects the Committee’s assessment of overall achievement of the Company’s and the CEO’s objectives, and is consistent with bonuses received by Alpharma corporate executives generally.
      The Committee also approved, in March 2005, the annual base salaries for 2005 for the named executive officers (other than Ms. Wiik), based on the compensation philosophy discussed above. Each of the named executive officers shall receive the same salary in 2005 as in 2004 with the exception of Dr. Warner, whose base salary effective January 2005 shall be $400,000, as a result of the increased responsibilities he assumed with his new position.
      In April 2005, Ms. Wiik informed the Committee that, consistent with the terms of her employment agreement (see “Employment Agreements”), it was her desire to retire as the President and Chief Executive Officer of the Company (but not as Vice Chairman and a member of the Company’s Board of Directors), effective on or about December 31, 2005. The Committee and Ms. Wiik agreed that the exact date of her retirement, and all other related terms and conditions, would be subject to further discussions and the timing of the election of her successor.

By the Compensation Committee:

Jill Kanin-Lovers (Chairman)
William I. Jacobs
Peter G. Tombros
Farah M. Walters

AUDIT AND CORPORATE GOVERNANCE COMMITTEE REPORT
      The Audit and Corporate Governance Committee reviews and makes recommendations to the Board of Directors regarding internal accounting and financial controls and accounting principles and auditing practices, and it is responsible for the engagement of independent public accountants, the scope of the audit to be undertaken by such accountants, all transactions with the Company’s affiliates, internal auditing, and corporate governance activities, including the internal process for monitoring compliance with the Company’s Business Conduct Guidelines and Corporate Governance Principles. (See “Committees of the Board” for further information.) Each of the Audit and Corporate Governance Committee members satisfies the definition of an independent director as established in the New York Stock Exchange listing standards on corporate governance, as approved by the Securities and Exchange Commission. The Board amended and restated its written charter for the Audit and Corporate Governance Committee effective December 2, 2003 and such charter was attached to the Proxy Statement for the 2004 Annual Meeting of Stockholders (and is also available on the Company’s website and in print — See “Board of Directors and Committees; Committees of the Board”). The Company operates with a January 1 to December 31 fiscal year. The Audit and Corporate Governance Committee met seventeen times during the 2004 fiscal year.
      The Audit and Corporate Governance Committee has reviewed the Company’s audited consolidated financial statements and discussed such statements with management. The Audit and Corporate Governance Committee has discussed with PricewaterhouseCoopers LLP, the Company’s independent accountants, during the 2004 fiscal year, the matters required to be discussed by Statement of Auditing Standards No. 61 (Codification of Statements on Auditing Standards AU Section 380), as amended.
      PricewaterhouseCoopers LLP also provided the Audit and Corporate Governance Committee with the written disclosures and a letter required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit and Corporate Governance Committees), and the Audit and Corporate Governance Committee discussed with the independent accountants that firm’s independence. The Committee considered various non-audit services provided by the independent accountants and the fees and costs billed and expected to be billed by the independent accountants for those services (as shown on page 18 of this Proxy Statement). The Committee has fully considered whether those services provided by the independent accountants are compatible with maintaining auditor independence.
      Based upon the review and discussions noted above, the Audit and Corporate Governance Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and be filed with the U.S. Securities and Exchange Commission.
      This report of the Audit and Corporate Governance Committee shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference.

By the Audit and Corporate Governance Committee:

William I. Jacobs (Chairman)
Peter G. Tombros
Farah M. Walters

Performance Graph
      The following graph compares the Company’s cumulative total Stockholder return during the last five calendar years with the composite of the Coredata, Inc. Index (formerly known as the Media General Financial Services Index) for Drug Manufacturers — Other, Drug-Generic and Drug Delivery Industry Groups (which index includes 136 corporations that describe themselves as drug manufacturers and are publicly traded) and The New York Stock Exchange Market Index. The graph assumes $100 invested as of the end of the day on December 31, 1999 in the Company’s Class A Stock and $100 invested at that time in each of the selected indices. The comparison assumes that all dividends are reinvested.
Alpharma Inc.
5-year Cumulative Returns
versus Peer Group and NYSE Index

	Fiscal Year Ended

	December 31,	December 31,	December 29,	December 31,	December 31,	December 31,
Company, Index, Market	1999	2000	2001	2002	2003	2004

Alpharma Inc.	100.00	143.27	86.91	39.66	67.62	57.55
Peer Group Index	100.00	165.25	153.53	100.41	141.84	150.69
NYSE Market Index	100.00	102.38	93.26	76.18	98.69	111.45

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      Mr. Sissener is Chairman of the Board of A. L. Industrier ASA, commonly known as A. L. Industrier. Together with certain family-controlled private holding companies and certain of his relatives, Mr. Sissener beneficially owns approximately 52% of A. L. Industrier’s outstanding ordinary shares entitled to vote and, accordingly, may be deemed a controlling person of A. L. Industrier.
      A. L. Industrier and Alpharma AS, one of the Company’s Norwegian subsidiaries, are parties to two leases pursuant to which A. L. Industrier leases to Alpharma AS the land and facility in Oslo, Norway where Alpharma AS’ principal administrative offices and fermentation plant for its bulk antibiotics are located, and adjoining land for a parking facility for employees. Both leases have terms ending in 2014. The terms are renewable, at the option of Alpharma AS, for up to four additional consecutive five year terms. Basic rent during the initial terms are $1.00 per year under the office and plant lease and NOK 2,400,000 (approximately $379,000) per year under the parking facility lease and, during any renewal term thereafter, basic rent under the office and plant lease will be the then prevailing fair rental value of the premises and basic rent for the parking facility will remain at NOK 2,400,000. In addition to basic rent, Alpharma AS pays documented expenses of ownership and operation of such facilities, such as taxes and maintenance expenses. Alpharma AS has the right to terminate the office and plant lease at any time during its term upon twelve months’ written notice to A. L. Industrier and the parking facility lease at any time during its term upon twenty-four months’ written notice to A. L. Industrier. These leases were entered into on an arm’s length basis, and on terms as favorable as could have been obtained from unrelated third parties.
      During 2004, Alpharma AS was a party to an administrative services agreement with A. L. Industrier, dated January 1, 2004, pursuant to which Alpharma AS provided certain administrative services to A. L. Industrier, at a fixed yearly fee of NOK 1,000,000, or approximately $158,000. This agreement was superseded by a new administrative services agreement, effective as of January 1, 2005. Under this new agreement, A. L. Industrier shall pay Alpharma AS a fixed yearly fee of NOK 400,000, or approximately $63,000, for certain, limited, administrative services. Both of the administrative service agreements described above were made on an arm’s length basis, and were/are on terms as favorable as could have been obtained from unrelated third parties.
      All transactions with A. L. Industrier are subject to review by, and in some circumstances prior approval of, the Company’s Audit and Corporate Governance Committee. (See “Board of Directors and Committees — Committees of the Board” above.)
Certain Other Relationships and Transactions
      Mr. Einar W. Sissener, who as of June 30, 1999, ceased acting as President and Chief Executive Officer of the Company, is party to an agreement with the Company, effective July 1, 1999, as amended March 23, 2004, pursuant to which he receives an annual fee of $200,000 for serving as Chairman of the Board of Directors of the Company (and director of certain of the Company’s subsidiaries). Mr. Sissener receives fringe benefits substantially equal to those received by executive officers of the Company, in the form of automobile allowances, telephone and travel reimbursements, and tax and financial planning and tax preparation reimbursements. In addition, the Company provides Mr. Sissener with a monthly allowance intended to cover the cost of certain living expenses he incurs while working out of the Company’s Fort Lee, New Jersey offices. Mr. Sissener has agreed to provide consulting services to the Company’s management for a ten year term for an initial rate of $12,000 per month (in addition to the payment of reasonable expenses incurred in connection with the performance of such consulting services, as described above). The consulting fee rate is adjusted annually for inflation and is currently $12,390 per month. In addition to the amounts described above, Mr. Sissener is entitled to all benefits available under applicable plans and policies in Norway arising from retirement from employment by Alpharma AS and is entitled to receive from Alpharma AS an amount which, when added to amounts he is entitled to receive under Norwegian Social Security, Alpharma AS’s pension plan and his individual retirement benefits, equals NOK 900,000 (approximately $142,000). The current annual retirement benefit that Mr. Sissener is receiving directly from the Company is NOK 423,312 (approximately $67,000).
      Mr. Glen E. Hess’ professional corporation is a partner of Kirkland & Ellis LLP, a law firm that, since 1978, has performed and continues to perform significant legal services for the Company. In addition, Mr. Hess received, in January 2004, a distribution from the Company’s Amended and Restated Deferred Compensation Plan, dated October 14, 1994 (the “Deferred Compensation Plan”), in an amount of approximately $200,000. This distribution represented previous years’ payments of directors’ cash compensation to Mr. Hess that he had deferred pursuant to the plan. Mr. Hess received an additional distribution from the plan in a similar amount in January 2005, representing a total distribution under the plan.
      Mr. Peter G. Tombros received, in January 2004, a distribution from the Company’s Deferred Compensation Plan in an amount of approximately $432,000. This distribution represented a total distribution of previous years’ payments of directors’ cash compensation to Mr. Tombros that he had deferred pursuant to the plan.
      Ms. Farah M. Walters received, in January 2005, a distribution from the Company’s Deferred Compensation Plan in an amount of approximately $110,000. This distribution represented a total distribution of previous years’ payments of directors’ compensation deferred pursuant to the plan.

STOCKHOLDERS’ PROPOSALS FOR THE 2006 ANNUAL MEETING
      In order to be considered for inclusion in the proxy statement for the 2006 Annual Meeting of Stockholders, Stockholder proposals must be submitted to the Company on or before December 2, 2005. Such proposals will need to comply with Securities and Exchange regulations regarding the inclusion of Stockholder proposals in Company-sponsored proxy materials. Similarly, in order for a Stockholder proposal to be raised from the floor during next year’s annual meeting, written notice must be received by the Company no later than December 2, 2005.
OTHER BUSINESS
      As of the date hereof, the foregoing is the only business which management intends to present, or is aware that others will present, at the Annual Meeting. If any other proper business should be presented at the Annual Meeting, the proxies will be voted in respect thereof in accordance with the discretion and judgment of the person or persons voting the proxies.
      Stockholders sharing a common address may receive only one set of proxy materials to such address unless they have provided the Company with contrary instructions. Any such stockholder who wishes to receive a separate set of proxy materials now or in the future may write or call the Company by contacting: Secretary, Alpharma Inc., One Executive Drive, Fort Lee, New Jersey 07024, or (800) 645-4216. Similarly, Stockholders sharing a common address who have received multiple copies of the Company’s proxy materials may write or call the above address and phone number to request delivery of a single copy of these materials in the future.

By order of the Board of Directors,

Robert F. Wrobel
Secretary
ALPHARMA INC.
YOUR VOTE IS IMPORTANT
PLEASE PROMPTLY COMPLETE AND SIGN THE ENCLOSED
FORM OF PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE

3480-PS-05

Dear Stockholder:	May 20, 2005

You are cordially invited to attend the Annual Meeting of Stockholders to be held at 8:00 a.m. on Thursday, June 23, 2005 at the offices of the Company, One Executive Drive, Fort Lee, New Jersey. Detailed information is contained in the accompanying Notice of Annual Meeting and Proxy Statement.

Regardless of whether you plan to attend the meeting, it is important that your shares be voted. Accordingly, we ask that you sign and return your proxy as soon as possible in the envelope provided. If you do plan to attend the meeting, please mark the appropriate box on the proxy.

Best regards,

Robert F. Wrobel
Secretary

DETACH HERE	ZALP32

PROXY

ALPHARMA INC.

One Executive Drive, Fort Lee, New Jersey 07024

Proxy for Annual Meeting of Stockholders on June 23, 2005

     Matthew T. Farrell, Executive Vice President and Chief Financial Officer and Robert F. Wrobel, Executive Vice President, Chief Legal Officer and Secretary, or either one of them, with full power of substitution, are hereby authorized to vote the shares of Class A Common Stock of Alpharma Inc. (the “Company”), which the undersigned is entitled to vote at the 2005 Annual Meeting of Stockholders to be held at the offices of the Company, One Executive Drive, Fort Lee, New Jersey on Thursday, June 23, 2005 at 8:00 a.m., local time, and at all adjournments thereof, as follows on the reverse side.

     The Board of Directors recommends that the Stockholders vote FOR the nominees set forth in item 1. Shares represented by this proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder and in the discretion of the proxy holders as to any other matter that may properly come before the Annual Meeting of Stockholders or, if no direction is indicated, will be voted FOR the nominees set forth in item 1, and in the discretion of the proxy holders as to any other matter that may properly come before the Annual Meeting of Stockholders.

ALPHARMA INC.

C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL	ZALP31

3480
Please mark votes as in this example.

1. ELECTION OF CLASS A DIRECTORS

Nominees:	(01) Finn Berg Jacobsen, (02) William I. Jacobs,	2. As such persons may, in their discretion, determine upon such
	(03) Peter G. Tombros and (04) Farah M. Walters	matters as may come before the meeting.

FOR ALL NOMINEES	WITHHELD FROM ALL NOMINEES

________________________________________
          For all nominee(s) except as written above

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT

MARK HERE IF YOU PLAN TO ATTEND THE MEETING

Please mark, sign and mail this proxy promptly in the enclosed envelope, which requires no postage if mailed in the United States.

NOTE: The signature should correspond exactly with the name of the stockholder as it appears hereon. Where stock is registered in Joint
Tenancy, all tenants should sign. Persons signing as Executors,
Administrators, Trustees, etc. should so indicate.

Signature: ______________________________ Date: ____________         Signature: ______________________________ Date: ____________